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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Spirit Finance Corporation for the registration of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 11, 2005, with respect to the consolidated financial statements of Spirit Finance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Phoenix, Arizona
December 30, 2005

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Consent of Independent Registered Public Accounting Firm